UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 7, 2011

Date of report (Date of earliest event reported)
SurModics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344

(Address of Principal Executive Offices)	(Zip Code)
(952) 829-2700

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) As previously announced, and pursuant to SurModics, Inc.’s (the “Company”) retirement policy for members of its Board of Directors (the “Board”), John A. Meslow retired from the Board effective at the conclusion of the 2011 Annual Meeting of Shareholders held on February 7, 2011 (the “2011 Annual Meeting”), and Kenneth H. Keller, Ph.D. did not stand for election at the 2011 Annual Meeting. Mr. Meslow and Dr. Keller had served on the Board since 2000 and 1997, respectively. In recognition of their contributions to the Company during their years of service, the Board approved amendments to a stock option agreement previously entered into between each of them and the Company. In particular, the Board approved an amendment that would allow the stock options granted to both retiring directors in November 2010 to continue to vest for an additional three year period, or until February 7, 2014, and remain exercisable for a period of ninety (90) days after that date. All other stock option grants previously provided to the retiring directors will continue to be governed by the terms of the original agreements for each respective stock option grant.
     (e) On February 7, 2011, and in connection with the December 14, 2010 announcement that the Company is exploring strategic alternatives for its SurModics Pharmaceuticals business, including a potential sale of that business (a “Potential Transaction”), the Board approved an incentive plan for certain employees, including Arthur J. Tipton, Ph.D., Senior Vice President and General Manager, Pharmaceuticals, whereby those employees would be eligible to receive, in the aggregate, up to one percent of the value of a Potential Transaction. The amount of the payment that could be provided to each of the eligible employees under the incentive plan will be at the discretion of the Company’s Chief Executive Officer, and subject to the final approval of the Board’s Organization and Compensation Committee. Any payments would be made within ninety (90) days after the closing of a Potential Transaction.

Item 5.07	Submission of Matters to a Vote of Security Holders.
     (a)(b) On February 7, 2011, the Company held its 2011 Annual Meeting of Shareholders. Shareholders were asked to consider five proposals, each of which is described more fully in the Company’s definitive proxy statement for the 2011 Annual Meeting filed with the Securities and Exchange Commission the (“SEC”) on January 11, 2011 (the “Proxy Statement”). Set forth below are the final voting results on each matter submitted to a vote of the Company’s shareholders.
1. Election of Directors. Each of the individuals nominated by the Company’s Board of Directors to serve as a director of the Company was duly elected by the Company’s shareholders, and the final results of the votes cast for the three (3) Class III director nominees were as follows:

	For	Withheld	Broker Non-Votes
Robert C. Buhrmaster	9,032,371	2,345,378	3,980,994
Susan E. Knight	8,998,626	2,379,123	3,980,994
Jeffrey C. Smith	11,168,872	208,877	3,980,994

2. Set the Number of Directors. The Company’s shareholders approved the proposal to set the number of directors at ten (10). The final voting results for this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
15,156,391	172,546	29,806	—
3. Ratification of the Appointment of Deloitte & Touche LLP. The Company’s shareholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011. The final voting results for this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
15,126,179	216,965	15,599	—
4. Advisory Vote on Executive Compensation. The Company’s shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in section of the Proxy Statement. The final voting results for this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
6,737,269	4,436,558	203,922	3,980,994
5. Frequency of Advisory Vote on Executive Compensation. The Company’s shareholders approved, on an advisory basis, the proposal recommending that the advisory vote on executive compensation should occur on an annual basis. The final voting results for this proposal were as follows:

Every One Year	Every Two Years	Every Three Years	Abstain
9,747,906	221,024	1,378,196	30,623
Based on these results and consistent with a majority of votes cast with respect to this matter, the Company’s Board of Directors has determined that the advisory vote on executive compensation will occur every year.
(c) On January 5, 2011, the Company entered into an agreement with Ramius Value and Opportunity Advisors LLC (collectively, with its affiliates and other related parties, the “Ramius Group”). The terms of the agreement with the Ramius Group are described in the Proxy Statement and a copy of the agreement has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
Date: February 11, 2011	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary